Exhibit 99.1

News Release

IGT Announces Additional Workforce Reductions

(Las Vegas, NV – January 29, 2009) – International Game Technology (NYSE:IGT) announced to its employees today that it will reduce its workforce by approximately 200 manufacturing related positions as part of its ongoing effort to improve business efficiencies in a sagging global economy.

“We are focused on optimizing our margins so that our business is well-positioned to benefit from the future opportunities that will arise when economic conditions improve,” said Pat Cavanaugh, Executive VP and CFO for IGT. “With that goal in mind, we will continue to look at all aspects of our business to improve efficiencies and reduce R&D and SG&A expenses as needed.”

IGT recently completed an initial worldwide cost reduction effort that included an eight percent workforce reduction through early retirement buy-outs and involuntary separations. Including those announced today, total staff reductions in the current fiscal year represent just over ten percent of the total workforce worldwide, which remains at just over 5,000employees.

 “This effort is geared to better align IGT supply chain capacity and resources to the demands of the market,” said Tony Ciorciari, Executive VP of Operations for IGT. “This restructuring effort is targeted to be complete by April.”

 IGT’s manufacturing functions are based mainly in Reno with some related activities in Las Vegas.

 “We have no plans to change existing charters for these facilities,” said Ciorciari. “Reno is and will continue to be the main headquarters of our manufacturing function.”

International Game Technology (www.IGT.com) is a global company specializing in the design, development, manufacturing, distribution and sales of computerized gaming machines and systems products.

Contacts: Bill Allsup Investor Relations 1-866-296-4232 Web Site: http://www.igt.com	Ed Rogich VP Marketing 702-669-8777

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